Exhibit 99.1

InVivo Therapeutics Announces Realignment of R&D Strategy

Focused Strategy to Yield $3 Million in Annualized Savings

CAMBRIDGE, Mass. (June 23, 2014) — As a result of an in-depth review of the company’s research & development portfolio, InVivo Therapeutics has announced that the company is realigning resources behind its novel Neuro-Spinal Scaffold and the Neuro-Spinal Scaffold Plus Stem Cells program for spinal cord injury (SCI). Resources currently deployed towards InVivo’s hydrogel drug delivery program will be eliminated. The hydrogel platform was at an early stage of preclinical development, and substantial financial and human resources would have been required to address technical and competitive challenges and to advance any drug delivery product to the partnering stage or into the clinic. The company indicated that one element of the hydrogel platform will be further explored, the potential of hydrogel for cell delivery, as part of an expanded biomaterials development program for the delivery of stem cells.

In announcing the refocusing of the company’s R&D resources, InVivo further announced it is making a reduction in force (RIF) of 14 employees, or 28% of its workforce. The RIF and the shifting of R&D resources is expected to result in annualized savings of approximately $3 million and to reduce cash expenditures by approximately 23% compared to 2013 levels.  With these savings, InVivo anticipates that existing funds will be sufficient to support its planned activities through March 2016.

“Although reducing staff size and eliminating the hydrogel drug delivery program were difficult decisions, InVivo’s focus will be even stronger on the company’s core mission: developing meaningful treatments for spinal cord injury,” CEO Mark Perrin said. “Going forward, all of the company’s resources and efforts will be centered on the development of the Neuro-Spinal Scaffold for acute SCI and Scaffolds Plus Stem Cells for the treatment of chronic SCI. This focus will allow InVivo to advance the spinal cord injury programs without distraction and in a more financially efficient manner. Developing effective spinal cord injury treatments is a challenging task, and our renewed focus maximizes the potential for patients and shareholders to benefit from the major advancements that have been and continue to be made by the InVivo team.”

Highlights of the R&D Realignment

Staff reduction and elimination of hydrogel drug delivery program will allow InVivo to:

•                  Focus on the mission of the company: to develop treatments for spinal cord injury

•                  Deliver on the founding premise and promise of the company

•                  Maximize probability of success for spinal cord programs by minimizing distraction

•                  Maximize strategic and financial flexibility by reducing cash burn

•                  Maximize probability of success in bringing a product to market and benefiting patients

•                  Demonstrate clear commitment to the spinal cord injury community

About InVivo Therapeutics

InVivo Therapeutics Holdings Corp. is a pioneering biomaterials and biotechnology company with a focus on treatment of spinal cord injuries. The company was founded in 2005 with proprietary technology co-invented by Robert Langer, ScD., Professor at Massachusetts Institute of Technology, and Joseph P. Vacanti, M.D., who is affiliated with Massachusetts General Hospital. In 2011 the Company earned the David S. Apple Award from the American Spinal Injury Association for its outstanding contribution to spinal cord injury medicine. The publicly traded company is headquartered in Cambridge, MA. For more details, visit, www.invivotherapeutics.com.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements within the meaning of the federal securities laws.  These statements can be identified by words such as “believe,” “anticipate,” “intend,” “estimate,”  “will,” “may,” “should,” “expect” and similar expressions, and include statements regarding the Company’s expectations with respect to anticipated cost savings from its R&D realignment, anticipated reduction in its use of cash resulting from the R&D realignment and the Company’s ability to advance its spinal cord injury programs in a financially efficient manner. Any forward-looking statements contained herein are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management and are subject to a number of risks and uncertainties. Factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to possible changes in the expected costs and charges associated with the reduction in force; the Company’s ability to achieve the expected benefits of the R&D realignment; the Company’s ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company’s products and technology in connection with spinal cord injuries; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and other risks associated with the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies identified and described in more detail in our Annual Report on Form 10-K for the year ended December 31, 2013, as amended and our other filings with the SEC, including our Form 10-Qs and our current reports on Form 8-K. We do not undertake to update these forward-looking statements made by us.

Contacts

InVivo Therapeutics Holdings Corp.

Brian Luque, 617-863-5535

Investor Relations

bluque@invivotherapeutics.com

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